THIS SPACE FOR OFFICIAL USE ONLY

FILED
AUG 23 1994
SECRETARY OF STATE

STATE OF OREGON

Office of the Secretary of State
Corporate Division

ARTICLES OF AMENDMENT
of
FAFC, INC.

Pursuant to ORS 60.477 the President and Secretary of the Corporation adopts the following amendments:

A. Article I shall be amended to read
First August Financial Corporation

B. The amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on August 4, 1994 pursuant to ORS 60.437

James L Barnard _President, FAFC Inc._

Clyde D Tyne _Corporate Secretary_

RB 8-23